Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Evolent Health, Inc. of our report dated March 2, 2015 relating to the financial statements of Evolent Health LLC, which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-203852) of Evolent Health, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 of Evolent Health, Inc. incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

June 4, 2015